Exhibit 10.10

November 27, 2013
66 Wellington St W Suite 4050 Toronto, ON M5K 1H1 beaconsecurities.ca	PRIVATE AND CONFIDENTIAL
WIND POWER HOLDINGS, INC.
29 Pitman Road
Barre VT, 05641
USA
Attention: Troy Patton President & CEO

Dear Sir:

Re:    Wind Power Holdings, Inc. (“Wind Power” or the “Company”)

  Proposed Private Placement Offering of Subscription Receipts

Beacon Securities Limited (“Beacon”) as lead agent, on its own behalf and on behalf of a syndicate of agents to be formed (collectively, the “Agents”), hereby agree to act as agents for and on behalf of the Company, on a commercial reasonable best-efforts agency basis, without underwriter liability, in connection with a proposed private placement offering of subscription receipts (the “Subscription Receipts”) of the Company at a price per Subscription Receipt to be determined in the context of the market but subject to mutual agreement between the Company and Beacon (the “Offering Price”) to raise aggregate gross proceeds of approximately $20 to $25 million (the “Offering”).

The Offering will be conducted in conjunction with a reverse take-over transaction (the “RTO”) between the Company and [—] (the “CPC”). Such reverse take-over transaction shall constitute [—]’s “qualifying transaction” (the “Qualifying Transaction”) in accordance with Exchange Policy 2.4 - Capital Pool Companies (the “CPC Policy”) and shall result in the common shares of the resulting issuer (the “Listed Issuer”) from the RTO becoming listed on the TSX Venture Exchange or the Toronto Stock Exchange (the “Exchange”) as more fully described in the term sheet attached hereto as Schedule A, which is incorporated herein by reference.

It is understood that this letter agreement (the “Agreement”) is not an agency agreement or other legally binding commitment of the Agents to purchase the Subscription Receipts. By your acceptance of this Agreement, you and we confirm the terms of our engagement in connection with the Offering as set out below and in Schedule A.

Until this Agreement is terminated, the Company agrees not to enter into any discussions or negotiations with any other investment dealer or financial advisor concerning any transaction of the type described herein, including any offering, either public or private, of equity or equity-related securities of the Company. Except as otherwise specifically provided herein, the definitive terms of this Agreement shall be set forth in a formal agency agreement (the “Agency Agreement”) to be entered into between the Company and the Agents. The Agency Agreement will be negotiated in good faith between the Company and the Agents and will contain representations, warranties, covenants, conditions and indemnities that are customary for transactions of this nature, including the termination provisions set out herein in Section 8.

1. Services to be Provided

On the terms and subject to the conditions provided herein, Beacon will provide the Company with such financial and market related advice and assistance as may be appropriate and mutually agreed upon by the Company and Beacon. The Company hereby appoints Beacon as its lead agent and exclusive financial advisor with respect to the Offering and RTO (together, the “Transaction”). In this capacity, Beacon will provide the following services:

(a)	together with the Agents, act as the Company’s agent in completing the Offering on a commercially reasonable best efforts private placement basis on mutually agreed, industry-standard terms;

(b)	assist in negotiating and structuring the terms of the Transaction;

(c)	if required, act as the Company’s sponsor in connection with any Qualifying Transaction as required by the CPC Policy or in connection with the RTO;

(d)	assist the Company in preparing any presentation or disclosure materials in connection with the Offering;

(e)	together with the Agents, assist the Company in marketing the Offering to investors in accordance with applicable securities laws across Canada and in other mutually agreed upon jurisdictions; and

(f)	perform such additional services as are requested by the Company and customarily performed by lead agents and financial advisors in similar transactions.
The Agents’ services shall not include the provision of legal or tax advice in connection with the Offering.

2. Syndicate Arrangements

In consultation with the Company, Beacon shall be entitled to invite other investment dealers to act as agents in connection with the Offering, provided that Beacon will at all times be the lead agent and sole bookrunner for the Offering. Beacon shall also be entitled to appoint a soliciting dealer group consisting of other registered dealers acceptable to the Company.

3.      Regulatory Filings

The Company will prepare all documentation required in connection with the Transaction, with the exception of the form of subscription agreement first draft of the Agency Agreement which will be prepared by the Agents and their counsel and to the extent required will file such documents with the applicable regulatory authorities. These documents may include, without limitation, a filing statement or management information circular for a Qualifying Transaction and any necessary amendments thereto and together with all other documentation required to be filed in order to effect the distribution of the Subscription Receipts in each of the provinces of Canada. The Company will permit the Agents and their counsel to review and provide comment on the filing statement or management information circular prepared in connection with the Qualifying Transaction (and the Company shall consider for inclusion all reasonable comments provided by the Agents) and to approve in form and substance, acting reasonably, the documents prepared in connection with the Offering. Notwithstanding the foregoing, the Agents assume no obligation whatsoever for any documents prepared in connection with the Transaction, other than as imposed by applicable laws and as agreed to in the Agency Agreement referred to in Section 11.

4.      Subscription Receipts and Escrow Release Conditions

On the Closing Date (as defined in Schedule A), the gross proceeds from the Offering, less all expenses of or incurred by the Agents, as provided for herein (the “Escrowed Proceeds”) shall be placed in escrow with a Canadian trust company (the “Subscription Receipt Agent”) mutually acceptable to the Company and Beacon, each acting reasonably, and invested pursuant to the terms of a subscription receipt indenture (the “Subscription Receipt Indenture”), to be entered into by and between the Company, Beacon (on its own behalf and on behalf of the Agents) and the Subscription Receipt Agent, as more fully described in Schedule A.

Pursuant to the terms of the Subscription Receipt Indenture, the Subscription Receipts shall automatically convert to common shares (the “Subscription Receipt Shares”) in the capital of the Company upon satisfaction of the Escrow Release Conditions (as defined in Schedule A), which Subscription Receipt Shares shall be forthwith exchanged for common shares of the Listed Issuer (the “Resulting Shares”) upon completion of the RTO.

In the event that the Subscription Receipt Agent does not receive the Release Notice (as defined in Schedule A) prior to Release Deadline (as defined in Schedule A), or if prior to such time, the Company advises the Agents or announces to the public that it does not intend to satisfy the Escrow Release Conditions, the Subscription Receipt Agent will return to holders of Subscription Receipts an amount equal to the aggregate Offering Price of the Subscription Receipts held by them and their pro rata portion of any interest earned thereon as more fully described in Schedule A. The Company will be responsible and liable to the holders of Subscription Receipts for any shortfall between the aggregate gross proceeds of the Offering and the Escrowed Funds.

5.      Agency Fees

Upon execution of this Agreement, the Company agrees to pay Beacon a corporate finance fee of $25,000. The corporate finance fee shall be credited against the Agents’ Fee (as defined below) payable as set forth herein. The Company agrees to pay to the Agents a cash fee of six (6%) percent of the gross proceeds of the Offering (the “Agents’ Fee”). The Agents’ Fee shall be deposited into escrow and shall form part of the Escrowed Proceeds and shall only be payable and shall be paid to the Agents upon satisfaction of the Escrow Release Conditions and the release of the Escrowed Funds (as defined in Schedule A. Notwithstanding the foregoing, to the extent that Subscription Receipts are offered to and purchased by existing shareholders of the Company or those business partners identified in Schedule B hereto (collectively the “President’s List”), the cash fee payable to the Agents shall be three (3%) percent of the gross proceeds received in respect of those persons on the President’s List up to a maximum of $2 million of gross proceeds from President’s List members.

As additional consideration for the services of the Agents, the Agents will be granted, subject to what is provided for with respect to the President’s List of Subscription Receipts, that number of compensation options (“Compensation Options”) equal to six (6%) percent of the number of Subscription Receipts issued in the Offering, provided that the number of Compensation Options issued in respect of purchasers of Subscription Receipts by persons on the President’s List shall be three (3%) percent of the number of such Subscription Receipts purchased, subject to the maximum purchase by persons on the President’s List of $2 million of Subscription Receipts. Each Compensation Option will be exercisable for one (1) Common Share or one (1) Resulting Share (subject to any necessary adjustments), as applicable, at the Offering Price for a period of twenty-four (24) months following the satisfaction of the Escrow Release Conditions (as defined in Schedule A). The Compensation Options shall only be issuable upon satisfaction of the Escrow Release Conditions prior to the Escrow Deadline (as defined in Schedule A).

6.      Information and Due Diligence

Subject to the reasonable needs of the Company to operate its business in the ordinary course, the Agents and their legal counsel will be given full and complete access on a timely basis, before the filing of any documents prepared in connection with the Transaction and the closing of the Transaction, to the facilities, and to the corporate, operating, financial and all other records and information, of the Company and its material subsidiaries as well as reasonable access to its officers, directors, employees and auditors for the purpose of conducting due diligence in respect of the Company and the Transaction as the Agents believe appropriate to their engagement. Completion of the Transaction shall be subject to, among other things, the Agents’ satisfaction with their due diligence investigation. The Company agrees that during the term of the Agents’ engagement, the Agents’ will be kept fully informed of all material business and financial developments affecting the Company, including any acquisition, divestitures or negotiations pertaining thereto, and its business and markets, or the Transaction.

Senior management of the Company will make themselves available to provide such assistance in marketing the Offering as the Agents may reasonably request.

Beacon, on its own behalf and on behalf of the Agents, hereby agrees that any information concerning or relating to the Company, its subsidiaries and the CPC and their respective properties, assets, businesses, financial condition and prospects and any other information pertaining to their business or affairs in any form whatsoever, including without limitation in electronic, magnetically encoded, written or oral form or in any other form of media and in any format, (herein collectively referred to as the “Due Diligence Material”) previously furnished or to be furnished to Agents, whether or not marked as confidential or proprietary, will be used by the Agents solely for the purposes of conducting due diligence in connection with the Transaction and not for any other purpose whatsoever and that such Due Diligence Material together with any documents, reports, analyses, renditions, compilations, extractions, memoranda, interpretations, studies, notes and other writings (including, without limitation, any such materials in electronic, magnetically encoded, written or oral form or in any other form of media prepared by the Agents which contain, reflect, review or are based in whole or in part upon the Due Diligence Material (collectively, “Derivative Works”), will be kept strictly confidential by the Agents and, without limiting the generality of the foregoing, the Agents shall not use or permit the use of the Due Diligence Material or Derivative Works in connection with their business activities in any manner whatsoever or for any operational or commercial purpose (other than as it relates to the Transaction). Except as expressly provided herein, the Agents shall not at any time or under any circumstances, impart, disclose, divulge, or otherwise make available, by any act or omission, to any third party, any Due Diligence Material, nor shall the Agents use or attempt to use any Due Diligence Materials or Derivative Works for any

competitive purpose, whether alone or in association with any other person and whether for any of the Agents’ benefit or that of any other person, without the express prior written approval of the Company.

Notwithstanding the foregoing, the obligations of confidentiality pertaining to the Due Diligence Material shall not apply to or include information or material that is: (i) publicly available or becomes publicly available through no action or fault of any of the Agents; (ii) was already in the Agents’ possession or known to the Agents prior to being disclosed or provided to the Agents by or on behalf of the Company, provided that the source of such information or material was not bound by a contractual, legal, or fiduciary obligation of confidentiality to the Company or any other party with respect thereto; (iii) was or is obtained by the Agents from a third party, provided that such third party has the lawful right to disclose the Due Diligence Material; or (iv) is independently developed by the Agents without reference to the Due Diligence Material.

7.      Term and Termination

The engagement of Beacon pursuant to this Agreement shall commence on the date of acceptance of this Agreement and shall terminate on the earlier of:

(a)	March 31, 2014;

(b)	The execution of the Agency Agreement referred to in Section 11;

(c)	the termination of this Agreement by Beacon pursuant to Section 8 hereof;

(d)	the termination of this Agreement by mutual written agreement among the parties; and

(e)	the closing of this Offering.

The obligations of the Company in Sections 7, 10, 13, 15, 16, and 23, and the obligations of the Agents in Section 6, shall survive the completion of Beacon’s and the Agents’ engagement, any withdrawal or termination of, or a decision not to proceed with, the Transaction or the expiry or termination of this Agreement.

8.      Termination

The Agents, or any of them, may terminate this Agreement by notice in writing to the Company at any time prior to or on the Closing Date (as defined in Schedule A) if:

(a)

material change – there shall be any material change or change in a material fact, or there should be discovered any previously undisclosed material fact required to be disclosed which, in the reasonable opinion of the Agents (or any of them), has or would be expected to have a significant adverse effect on the market price or value of the Subscription Shares, the Resulting Shares or other securities of the Company or the CPC;

(b)

disaster out – (i) there should develop, occur or come into effect or existence any event, action, state, condition (including without limitation, terrorism or accident) or major financial occurrence of national or international consequence or a new or change in any law or regulation which in the sole opinion of the Agents, or any one of them, seriously adversely affects or involves or could reasonably be expected to seriously adversely affect or involve the financial markets or the business, operations or affairs of the Company, CPC and their subsidiaries taken as a whole or the market price or value of the securities of the Company or CPC; (ii) any inquiry, action, suit, proceeding or investigation (whether formal or informal) is commenced, announced or threatened in relation to the Company or CPC or any one of the officers or directors of the Company or CPC or any of their principal shareholders where wrong-doing is alleged or any order is made by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality including without limitation the TSXV or securities commission which involves a finding of wrong-doing; (iii) any order, action or proceeding which cease trades or otherwise operates to prevent or restrict the trading of the securities of the Company or the CPC is made or threatened by a securities regulatory authority;

(c)	market out – the state of the financial markets in Canada or elsewhere is such that in the reasonable opinion of the Agents, or any of them, the Subscription Receipts cannot be marketed profitably;

(d)	breach of agreement – the Company is in breach of a material term, condition or covenant of this Agreement or the Agency Agreement; and

(e)	due diligence – the Agents, or any of them, are not satisfied, in their sole discretion, with their due diligence review and investigations.

9.      Securities Sales

The Company will not, directly or indirectly, without the prior written consent of Beacon, such consent not to be unreasonably withheld: (a) issue, offer, sell, contract to sell, secure, pledge, grant any option, right or warrant to purchase or otherwise lend, transfer or dispose of (or announce any intention to do so) any equity securities of the Company or any securities convertible into, or exchangeable or exercisable for, equity securities of the Company; or (b) make any short sale, engage in any hedging transactions, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common shares of the Company, whether any such transaction described in this Section 9 is to be settled by delivery of common shares of the Company, other securities, cash or otherwise, for a period commencing on the date hereof and ending on the earlier of the termination of this Agreement in accordance with its terms and one hundred and twenty (120) days following the completion of the Offering, except securities issued: (i) in connection with employee stock options granted to directors, officers, employees and consultants of the Company and shares issued upon their exercise pursuant to the Company’s stock option plan in effect on the date hereof; (ii) pursuant to the exercise of convertible securities, including convertible debt, options or warrants outstanding at the date hereof; or (iii) subject to Section 15 hereof, pursuant to the issuance of securities in connection with the purchase price, or a portion thereof, for an acquisition; or (iv) pursuant to the Offering.

It will be a condition of the closing of the Offering that each of the directors and executive officers of the Company will have entered into formal agreements, in form and substance acceptable to the Agents, acting reasonably, on or before the Closing Date, pursuant to which such parties will have agreed not to sell common shares of the Company or securities convertible or exchangeable into common shares of the Company (or announce any intention to do so) for a period commencing on the date hereof and ending on the date which is one hundred and twenty (120) days following the completion of the Offering, without the consent of Beacon, not to be unreasonably withheld.

10.    Expenses

In addition to any fees that may be payable hereunder and regardless of whether or not the Offering is completed, the Company agrees to reimburse the Agents for all of the reasonable out-of-pocket expenses (including travel, etc.) in connection with marketing of the Transaction and the reasonable legal fees and disbursements (plus any applicable taxes) of the Agents’ legal counsel, which shall be subject to a maximum aggregate of $150,000 (excluding disbursements and taxes) unless otherwise approved in writing by the Company, acting reasonably. Such costs and expenses will be paid at the closing of the Offering or, in the event that this Agreement is terminated or an Offering is not completed, forthwith upon receipt of an invoice for the same.

11.    Agency Agreement

The Agency Agreement will be negotiated in good faith between the Company and the Agents and will contain representations, warranties, covenants, conditions and indemnities that are customary for transactions of this nature, including the termination provisions set out herein in Section 8. In particular, the precise number and price of the Subscription Receipts is subject to final negotiation between the Company and Beacon, prior to the time of execution of the Agency Agreement, and will be determined in the context of market conditions at that time but subject to mutual agreement between the Company and Beacon.

In addition, the Company acknowledges and agrees that the completion of the Offering is subject to a number of conditions, including, without limitation, the satisfactory completion of the Agents’ due diligence investigation of the Company, the execution of the Subscription Receipt Indenture (as defined in Schedule A) and the receipt of all necessary regulatory approvals.

On the Closing Date, the Company shall deliver to the Agents: (i) evidence of all required approvals, if any, by all applicable regulatory authorities and the Exchange in respect of the Offering; (ii) certificates of responsible officers of the Company; (iii) a favourable legal opinions of counsel to the Company with respect to corporate and securities matters relating to the Offering; and (iv) such other documents as the Agents may reasonably request, in each case in a form customary for transactions of this nature and all in a form satisfactory to the Agents, acting reasonably.

12.    No Binding Commitment to Purchase

The parties to this Agreement agree that nothing herein shall be deemed to constitute an offer, binding commitment or undertaking on the part of any of the Agents, to purchase, sell, place or arrange substitute purchasers for, any of the Subscription Receipts, and does not ensure the successful arrangement or completion of the Offering or any portion thereof.

13.    Indemnification and Contribution

The Company agrees to indemnify the Agents to the extent and in the manner set out in Schedule C attached hereto, which schedule is incorporated herein by reference. Such indemnification and contribution provisions shall be in addition to, and not in substitution for, any other liability that any party may have, or any right that the Agents or any Indemnified Party (as defined in Schedule C) may have, apart from that indemnity.

14.    Compliance with Laws and Use of Experts

The Company and the Agents will comply with all applicable laws, rules, regulations and policies, whether domestic, foreign, national, federal, provincial, state or otherwise, applicable to the Transaction.

15. Alternative Transaction If the Offering is not completed and during the term of this Agreement or, if within ninety (90) days following the termination of this Agreement:

(a) the Company agrees to, or announces or enters into a binding definitive agreement in respect of, an Alternative Business Transaction (as defined below); and

(b) Beacon does not act as the lead agent and financial advisor to the Company in respect of such Alternative Business Transaction,

unless the failure to complete the Offering is primarily attributable to the failure of Beacon to fulfill and perform its obligations hereunder, which would include the failure to have an order book of at least $15 million on or before February 14, 2014, and provided the Company and its senior management have used their commercially reasonable best efforts to support the consummation and completion of the Offering, including by complying with its obligations pursuant to Section 6 hereof, then the Company agrees to pay a cash compensation fee to Beacon (within five (5) Business Days of the completion of the Alternative Transaction) (the “Alternative Transaction Fee”) as follows:

(c)

if an Alternative Business Transaction is agreed to, announced, or entered into prior to the commencement of the roadshow and marketing meetings with respect to the Offering, the Alternative Transaction Fee shall be $250,000;

(d)

if an Alternative Business Transaction is agreed to, announced, or entered into subsequent to the commencement of the roadshow and marketing meetings with respect to the Offering and prior to the completion of the order book with respect to the Offering as contemplated in paragraph (e) below, the Alternative Transaction Fee shall be $500,000; and

(e)

if an Alternative Business Transaction is agreed to, announced, or entered into subsequent to the completion of the order book with respect to the Offering, the Alternative Transaction Fee shall be one hundred (100%) percent of the cash commission that would have been payable to the Agents upon the successful completion of the Offering, to be determined based on the actual size of the order book at such time.

An “Alternative Business Transaction” means, as a single transaction or as a series of related transactions: (i) an issuance of equity securities of the Company or securities convertible, exchangeable, or exercisable into such securities in the capital of the Company (not including any securities issued pursuant to the Offering), in excess of ten (10%) percent of the total value or number of equity securities currently outstanding in the capital of the Company, but excluding securities issued (A) in connection with employee stock options granted to directors, officers, employees, and consultants of the Company and shares issued upon their exercise, or (B) pursuant to the exercise of convertible securities, options, or warrants outstanding at the date hereof or issued pursuant to the

Offering, or (ii) a merger, amalgamation, arrangement, reorganization, insider bid, issuer bid, joint venture, or similar strategic alliance, sale of or licensing (including a royalty arrangement) of or with respect to a material portion of its assets, exchange of assets involving the Company or any material subsidiary of the Company, or any similar transaction.

Payment of the Alternative Transaction Fee (by certified cheque or by wire transfer of immediately available funds) will fully satisfy all claims by Beacon against the Company in this regard. The parties acknowledge and agree that the Alternative Transaction Fee is not a penalty but represents a genuine and reasonable estimate of the damages that Beacon will suffer in the event that the Company consummates an Alternative Transaction. The parties further agree that such damages would be difficult or impossible to quantify. Accordingly, the parties agree that the Alternative Transaction Fee will be payable whether or not Beacon incurs or mitigates damages, and that Beacon does not have any obligation to mitigate damages. The Company agrees that it will be estopped from alleging that, and will not allege that, the Alternative Transaction Fee is unenforceable for any reason, including that Beacon has not incurred damages.

16.    Governing Law and Jurisdiction

This Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein and the parties hereto hereby submit to the jurisdiction of the courts of the Province of Ontario.

17.    Currency

All dollar amounts referred to herein are in Canadian dollars unless otherwise specified.

18.    Successors and Assigns

This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns provided that no party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other.

19.    Listing

Completion of the Transaction will be conditional upon, among other things, the common shares underlying the Subscription Receipts (or common shares for which such common shares underlying the Subscription Receipts are exchanged) being conditionally approved for listing on the Exchange and, on the closing date of the RTO, being listed and posted for trading on the Exchange.

20.    Conditions and Covenants

The Company shall use its commercially reasonable best efforts to complete the RTO no later than February 28, 2014 or such other date as mutual agreed between Beacon and the Company, acting reasonably, (the “RTO Closing Date”) following the Closing Date and to obtain the necessary approvals to list the Resulting Shares issued in exchange for the Common Shares issuable pursuant to the automatic conversion of the Subscription Receipts and the exercise of the Compensation Options on the Exchange, which listing shall be conditionally approved prior to the completion of the RTO.

21.    Publicity and Advertisements

Neither the Company nor the Agents shall make any public announcement concerning the appointment of Beacon or the Agents or the Offering without the consent of all parties and their counsel, acting reasonably, and any public announcements shall be made in compliance with applicable securities laws and stock exchange rules and policies. Any press release disseminated by any party hereto, or any party to the Agency Agreement, announcing or otherwise referring to the Offering shall contain the following legend: “NOT FOR DISTRIBUTION TO UNITED STATES NEWS WIRE SERVICES OR FOR DISSEMINATION IN THE UNITED STATES.” After completion of the Offering, the Agents shall be entitled to place advertisements or announcements in financial and other newspapers, journals or other publications at their own expense describing their services in connection with the Transaction.

22.    Direction of Inquiries

The Company agrees to direct all inquiries from persons expressing an interest in participating in the Offering to Beacon as long as Beacon is engaged hereunder.

23.    Use of Advice

The Company acknowledges and agrees that all written and oral opinions, advice, analysis and materials provided by the Agents in connection with its engagement hereunder are intended solely for the Company’s benefit and its internal use only in considering the Offering and the Company agrees that no such opinion, advice, analysis or material will be used for any other purpose whatsoever or reproduced, disseminated, quoted from or referred to in whole or in part at any time, in any manner or for any purpose, without the Agents’ prior written consent in each specific instance.

Any advice or opinions given by the any of the Agents hereunder will be made subject to, and will be based upon, such assumptions, limitations, qualifications, and reservations as such Agent(s), in its/their sole judgment, deems necessary or prudent in the circumstances.

The Agents expressly disclaim any liability or responsibility by reason of any unauthorized use, publication, distribution of or reference to any oral or written opinions or advice or materials provided by the Agents or any unauthorized reference to the Agents or this engagement.

24.    Material Changes

The Company will advise the Agents promptly of any material change, actual, contemplated, or threatened, in its affairs, or in any information provided to the Agents concerning the Company, the Subscription Receipts, or the Transaction. Unless so advised otherwise, the Agents will be entitled to assume that there has been no material change in such information and will be entitled to rely thereon. The Company will notify the Agents promptly of any notice by any judicial or regulatory authority requesting any information, meeting, or hearing related to the Company and its affairs, or the Transaction or any other event or state of affairs that may be relevant to the Agents.

The Company agrees that if, following the filing of any offering or disclosure documents with the applicable regulators, there occurs in respect of the Company any material change or event, actual or contemplated, or the Company discovers any fact or information which the Company believes is or may be material or would or may require the making of any amendment, supplement or revision to any offering or disclosure documents (either preliminary or final) or any other materials used in connection with the Transaction (an “Amendment”), the Company will (i) notify the Agents in writing of the full particulars thereof, (ii) with the Agents’ input, prepare, file and distribute such Amendment in the manner permitted or required pursuant to all applicable laws or pursuant to any order obtained by the Company from the relevant authorities and/or courts in that regard, and (iii) provide the Agents with such numbers of copies of the Amendment as the Agents may reasonably request.

25.    Matters Relating to the Engagement

In connection with the services described herein, each of the Agents shall act as an independent contractor, and any duties of the Agents arising out of this engagement shall be owed solely to the Company. The Company acknowledges that each of the Agents is a securities firm that is engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services, which may involve services provided to other companies engaged in businesses similar or competitive to the business of the Company and that the Agents shall have no obligation to disclose such activities and services to the Company. The Company acknowledges and agrees that in connection with all aspects of the engagement contemplated hereby, and any communications in connection therewith, the Company, on the one hand, and the Agents and any of their respective affiliates through which they may be acting, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents or such affiliates, and each party hereto agrees that no such duty will be deemed to have arisen in connection with any such transactions or communications. The Company acknowledges and agrees that it waives, to the fullest extent permitted by law, any claims the Company and its affiliates may have against the Agents for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Agents shall have no liability (whether direct or indirect) to the Company or any of its affiliates in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company. Information which is held elsewhere within the Agents but of which none of the individuals in the investment banking department or division of the Agents involved in providing the services contemplated by this Agreement actually has knowledge (or without breach of internal procedures can properly obtain) will not for any purpose be taken into account in determining any of the responsibilities of the Agents to the Company under this Agreement.

26.    Counterparts

This Agreement may be signed in counterparts and each counterpart will constitute an original document and all counterparts, taken together, will constitute one and the same instrument. Counterparts may be delivered by facsimile or e-mail.

27.    Severability

If one or more provisions contained in this Agreement are, for any reason, held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provision of this Agreement, and this Agreement will be construed as if the invalid, illegal or unenforceable provision or provisions had never been contained in this Agreement.

28.    Entire Agreement

This Agreement, together with the schedules annexed hereto, constitutes the entire agreement between the Company and Beacon respecting the matters dealt with herein and the parties are not bound by any representation, warranty, promise, agreement or inducement respecting such matters not embodied or contained in this Agreement.

If this letter agreement accurately reflects your understanding of the terms of our agreement and you agree to be legally bound thereby, please execute this letter where indicated below and return one copy thereof (by original, email or facsimile) to Beacon Securities Limited (Attention: Filitsa Spanogiannis), whereupon this letter shall become a binding agreement between us, failing which the terms of this letter shall be null and void.

Yours truly,

BEACON SECURITIES LIMITED

By:	/s/ Alistair Maxwell
	Name:	Alistair Maxwell
	Title:	Chairman & CEO

Confirmed and agreed as of December 7, 2013.

WIND POWER HOLDINGS, INC.

By:	/s/ Troy Patton
	Name:	Troy Patton
	Title:	President & CEO

Enclosures: Term Sheet President’s List Indemnity

SCHEDULE A

TERM SHEET

WIND POWER HOLDINGS, INC.

PRIVATE PLACEMENT OF SUBSCRIPTION RECEIPTS

Issuer:	Wind Power Holdings, Inc. (the “Company”)

Offering:	Commercially reasonable best efforts private placement offering of Subscription Receipts of the Company, subject to a formal agency agreement (the “Offering”).

Offering Amount:	Approximately $20 to $25 million in Subscription Receipts.

Offering Price:	The issue price per Subscription Receipt will be determined in the context of the market, but subject to mutual agreement between the Company and Beacon (as herein defined).

Selling Jurisdictions:

The Subscription Receipts will be offered and sold to eligible purchasers resident in all provinces of Canada subject to compliance with applicable securities regulatory requirements and pursuant to private placement exemptions as set out in National Instrument 45-102 – Resale of Securities and/or in jurisdictions other than Canada that are mutually agreed to by the Company and Beacon, each acting reasonably.

It is anticipated that the Subscription Receipts will be offered for sale in the United States on a private placement basis to Qualified Institutional Buyers (as defined in Rule 144A under the United States Securities Act of 1933, as amended (the “1933 Act”)) pursuant to an exemption from the registration requirements of the 1933 Act.

Qualifying Transaction:	The Offering will be conducted in conjunction with a reverse take-over transaction between the Company and [—] (the “CPC”) which shall constitute CPC’s “qualifying transaction”, in accordance with Exchange Policy 2.4 - Capital Pool Companies, and whereby the shareholders of the Company will become shareholders of the resulting issuer (the “Qualifying Transaction”) and the common shares (the “Resulting Shares”) of the resulting issuer (the “Listed Issuer”) from the Qualifying Transaction shall become listed on the TSX Venture Exchange or Toronto Stock Exchange (the “Exchange”).

Subscription Receipts:	Pursuant to the terms of the Subscription Receipt Indenture (as defined herein), the Subscription Receipts shall automatically convert to common shares in the capital of the Company (“Common Shares”), upon:

(i) written confirmation from each of the Company and CPC that all conditions to the completion of the Qualifying Transaction have been satisfied or waived, other than release of the Escrowed Funds;

	(ii)	the receipt of all shareholder and regulatory approvals required for the Qualifying Transaction;

	(iii)	the distribution of (A) the Common Shares underlying the Subscription Receipts, and (B) the Resulting Issuer Shares to be issued in exchange for the Common Shares pursuant to the Qualifying Transaction being exempt from applicable prospectus and registration requirements of applicable securities laws;

	(iv)	the Resulting Issuer Shares being conditionally approved for listing on the Exchange and the completion, satisfaction or waiver of all conditions precedent to such listing, other than the release of the Escrow Funds; and

	(v)	the Company and Beacon, on behalf of the other Agents, shall have delivered a release notice to the Subscription Receipt Agent (the “Release Notice”),

(collectively, the “Escrow Release Conditions”). However, the final Escrow Release Conditions will be determined by mutual agreement between Beacon and the Company once the final structure of the RTO is settled, each acting reasonably.

In the event that the Subscription Receipt Agent does not receive the Release Notice prior to the date that is [—] days after the Closing Date (the “Release Deadline”), or if prior to such time, the Company advises the Agents or announces to the public that it does not intend to satisfy the Escrow Release Conditions, the Subscription Receipt Agent will return to holders of Subscription Receipts, within two business days of the Release Deadline, an amount equal to the aggregate Offering Price of the Subscription Receipts held by them and their pro rata portion of any interest earned thereon (net of any applicable withholding tax). The Company will be responsible and liable to the holders of Subscription Receipts for any shortfall between the aggregate gross proceeds of the Offering and the Escrowed Funds.

Escrow of Proceeds:	On the Closing Date (as defined herein), the aggregate subscription proceeds from the Offering, less all expenses of or incurred by the Agents, as provided for herein, (the “Escrowed Proceeds”) shall be placed in escrow with a Canadian trust company (the “Subscription Receipt Agent”) mutually acceptable to the Company and Beacon, each acting reasonably, and invested pursuant to the terms of a subscription receipt indenture (the “Subscription Receipt Indenture”), to be entered into by and between the Company, Beacon (on its own behalf and on behalf of the Agents) and the Subscription Receipt Agent. The Escrowed Proceeds, together with all interest earned thereon, are referred to herein as the “Escrowed Funds”.

Upon satisfaction of the Escrow Release Conditions and prior to the Release Deadline (as defined herein), the Subscription Receipt Agent will release the Escrowed Funds to the Company (and the Agents’ Fee, which shall be paid to the Agents) upon receipt of an irrevocable direction of the Company to the Subscription Receipt Agent (in its capacity as Canadian registrar and transfer agent of the securities underlying the Subscription Receipts) to issue the Common Shares to holders of record of Subscription Receipts as at the date and time that the Escrow Release Conditions are satisfied.

Use of Proceeds:	The net proceeds from the Offering will be used for working capital and general corporate purposes.

Agents’ Fee and Compensation Options:

A cash commission of 6% of the gross proceeds of the Offering (the “Agents’ Fee”). A cash commission of 3% will be paid with respect to purchasers who are on the President’s List up to a maximum of $2 million of gross proceeds from President’s List members.

The Agents’ Fee shall be deposited into escrow and shall form part of the Escrowed Proceeds, and shall be paid to the Agents only upon satisfaction of the Escrow Release Conditions and the release of the Escrowed Funds.

As additional consideration for the services of the Agents, the Agents will be granted on the Closing Date compensation options (“Compensation Options”) equal to 6% of the number of Subscription Receipts issued (3% with respect to Subscription Receipts issued to persons on the President’s List up to a maximum of $2 million of gross proceeds from President’s List members), upon satisfaction of the Escrow Release Conditions and the release of the Escrowed Funds. Each Compensation Option will be exercisable for one Common Share or one Resulting Share, subject to necessary adjustments, as applicable, at the Offering Price for a period of 24 months following the satisfaction of the Escrow Release Conditions. The Compensation Options shall be issuable only upon satisfaction of the Escrow Release Conditions prior to the Escrow Deadline.

Agents:	Beacon Securities Limited (“Beacon”), together with a syndicate to be formed in consultation with the Company.

Listing:	The Resulting Shares shall become listed on the Exchange, such listing to be conditionally approved prior to completion of the Qualifying Transaction.

Restriction

The Subscription Receipts shall be subject to an indefinite hold period as set out in National Instrument 45-102.

Upon completion of the Qualifying Transaction and satisfaction of the Escrow Release Conditions, the Resulting Shares and Compensation Options will not be subject to any hold period under applicable Canadian securities laws.

Closing Date:	On or about [—], 2014 or such other date as mutually agreed to between Beacon and the Company (the “Closing Date”), each acting reasonably.

SCHEDULE B

PRESIDENT’S LIST

(1) Each of its existing stockholders, and (2) its business partners as follows:

Heritage Sustainable Energy

Martin Lagina

WEG Industries

SCHEDULE C

INDEMNITY

Wind Power Holdings, Inc. (the “Indemnitor”) hereby agrees to indemnify and hold Beacon Securities Limited and each other member of the syndicate and/or any of their respective affiliates (hereinafter referred to collectively as the “Agents”) and the directors, officers, employees, partners, agents, advisors and shareholders of the Agents (hereinafter referred to as the “Personnel”) harmless from and against any and all expenses, losses (other than loss of profits), claims, actions, damages or liabilities, whether joint or several (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims), and the reasonable fees and expenses of its counsel that may be incurred in advising with respect to and/or defending any claim that may be made against the Agents, to which the Agents and/or each of their respective Personnel may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as such expenses, losses, claims, damages, liabilities or actions arise out of or are based, directly or indirectly, upon the performance of professional services rendered by the Agents and each of their respective Personnel hereunder or otherwise in connection with the matters referred to in the letter agreement to which this indemnity is attached, provided, however, that this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that:

(a)	the Agents or any of their respective Personnel have been grossly negligent or dishonest or have committed any fraudulent act or wilful misconduct in the course of such performance; and

(b)	the expenses, losses, claims, damages or liabilities, as to which indemnification is claimed, were directly caused by the circumstances referred to in (a).

If for any reason (other than the occurrence of any of the events itemized in (a) and (b) above), the foregoing indemnification is unavailable to the Agents or insufficient to hold them harmless, then the Indemnitor shall contribute to the amount paid or payable by the Agents as a result of such expense, loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitor on the one hand and the Agents on the other hand but also the relative fault of the Indemnitor and the Agents, as well as any relevant equitable considerations; provided that the Indemnitor shall, in any event, other than the occurrence of any of the events itemized in (a) and (b) above, contribute to the amount paid or payable by the Agents as a result of such expense, loss, claim, damage or liability (“Claim”), any excess of such amount over the amount of the fees received by the Agents hereunder pursuant to the Agreement to which this indemnity is attached.

The Indemnitor agrees that in case any legal proceeding shall be brought against the Indemnitor and/or the Agents by any governmental commission or regulatory authority or any stock exchange or other entity having regulatory authority, either domestic or foreign, shall investigate the Indemnitor and/or the Agents and any Personnel of any of the Agents shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Indemnitor by the Agents, the Agents shall have the right to employ their own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse the Agents for time spent by their Personnel in connection therewith) and out-of-pocket expenses incurred by their Personnel in connection therewith shall be paid by the Indemnitor as they occur provided that (i) the employment of such counsel has been authorised in writing by the Indemnitor; (ii) the Indemnitor has not assumed the defence of the action within a reasonable period of time after receiving notice of the Claim; (iii) the named parties to any such Claim included the Indemnitor, and the Agents or the Personnel shall have been advised by their counsel that there may be a conflict of interest between them and the Indemnitor; or (iv) there are one or more defences available to the Agents and the Personnel which are different from or in addition to those available to the Indemnitor, as the case may be.

Promptly after receipt of notice of the commencement of any Claim against the Agents or any of its Personnel or after receipt of notice of the commencement of any investigation, which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Indemnitor, the Agents will notify the Indemnitor in writing of the commencement thereof and, throughout the course thereof, will provide copies of all relevant documentation to the Indemnitor, will keep the Indemnitor advised of the progress thereof and will discuss with the Indemnitor all significant actions proposed. The Indemnitor shall be entitled (but not required) to assume the defence on behalf of the Agents or Personnel (the “Indemnified Party”) of any such Claim; provided that the defence shall be through legal counsel selected by the Indemnitor and acceptable to the Agents, acting reasonably.

Neither the Indemnitor nor any Indemnified Party will, without the other party’s prior written consent, such consent not to be unreasonably withheld, admit any liability, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, suit, proceeding, investigation or claim in respect of which indemnification may be sought hereunder unless in connection with any settlement, compromise or consent by the Indemnitor, such settlement, compromise or consent (i) includes an unconditional release of each Indemnified Party from any liabilities arising out of such action, suit, proceeding, investigation or claim (if an Indemnified Party is a party to such action) and (ii) does not include a statement as to, or an admission of fault, culpability or a failure to act by or on behalf of an Indemnified Party.

The indemnity and contribution obligations of the Indemnitor shall be in addition to any liability which the Indemnitor may otherwise have, shall extend upon the same terms and conditions to the Personnel of the Agents and shall be binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnitor, the Agents and any of the Personnel of the Agents. The foregoing provisions shall survive the completion of professional services rendered under the letter to which this is attached or any termination of the authorization given by the letter to which this is attached.